UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 12, 2014

EnerNOC, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33471	87-0698303
(State or Other Juris- diction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Marina Park Drive, Suite 400, Boston, Massachusetts	02210
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 224-9900

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 12, 2014, EnerNOC, Inc., (the “Company”) entered into a Purchase Agreement (the “Purchase Agreement”) with Morgan Stanley & Co. LLC, acting on behalf of itself and the several initial purchasers named in Schedule I thereto, relating to the Company’s sale of $160.0 million aggregate principal amount of 2.25% convertible senior notes due 2019 (the “Notes”) in an offering (the “Offering”) exempt from registration under the Securities Act of 1933, as amended. The Purchase Agreement was previously filed on the Company’s current report on Form 8-K filed on August 13, 2014.

On August 18, 2014, the Offering closed and the Company issued the Notes. The Company estimates that the net proceeds from the offering of the Notes will be approximately $155.1 million after deducting the discount of the initial purchasers and estimated offering expenses payable by the Company. The Company used approximately $30.0 million of the net proceeds of the offering to repurchase 1,514,552 shares of its common stock (the “Common Stock”) from purchasers of the Notes in privately negotiated transactions effected through Morgan Stanley & Co. LLC, as the Company’s agent, at a purchase price of $19.79 per share, which was the closing price of the Common Stock on The NASDAQ Global Select Market on August 12, 2014. The Company intends to use the remaining net proceeds from the offering for working capital, additional repurchases of its common stock, and other general corporate purposes, which may include the expansion of its current business through acquisitions of, or investments in, other businesses, products, product rights or technologies.

Indenture & the Notes

The Notes were issued pursuant to an Indenture, dated as of August 18, 2014 (the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Notes are the Company’s general unsecured obligations.

Interest on the Notes will be payable semi-annually in cash in arrears on February 15 and August 15 of each year, beginning on February 15, 2015, at a rate of 2.25% per year. The Notes will mature on August 15, 2019 unless earlier converted or repurchased.

The Notes are convertible at an initial conversion rate of 36.0933 shares of the Common Stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $27.71 per share of Common Stock). Initially, upon conversion, the Company will deliver for each $1,000 principal amount of converted Notes a number of shares of Common Stock equal to the conversion rate. However, if the Company receives “Stockholder Approval” (as defined in the Indenture), the Company will settle conversions of Notes by paying or delivering, as the case may be, cash, shares of Common Stock or a combination of cash and shares of Common Stock, at its election. The conversion rate will be subject to adjustment in some events, but will not be adjusted for any accrued and unpaid interest. Following a “Make-Whole Fundamental Change” (as defined in the Indenture), the Company will increase the conversion rate for a holder who elects to convert its Notes in connection with such Make-Whole Fundamental Change.

Holders may convert all or any portion of their Notes at their option at any time prior to the close of business on the business day immediately preceding February 15, 2019 only under the following circumstances: (1) during any fiscal quarter commencing after the fiscal quarter ending on September 30, 2014 (and only during such fiscal quarter), if the last reported sale price of the Common Stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the conversion price for the Notes on each applicable trading day; (2) during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price per

$1,000 principal amount of Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of the Common Stock and the conversion rate on each such trading day; or (3) upon the occurrence of specified corporate events. On or after February 15, 2019 holders may convert all or any portion of their Notes at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date regardless of the foregoing conditions. The Company may not redeem the Notes prior to maturity and no sinking fund is provided for the Notes.

If the Company undergoes a “Fundamental Change” (as defined in the Indenture) prior to maturity, holders may require the Company to repurchase for cash all or any portion of their Notes at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the Fundamental Change repurchase date.

The Indenture includes customary terms and covenants, including certain events of default after which the Notes may be declared or become due and payable immediately. The following events are considered “events of default,” which may result in acceleration of the maturity of the Notes:

(1)	the Company defaults in any payment of interest on any Note when due and payable, and the default continues for a period of 30 calendar days;

(2)	the Company defaults in the payment of principal of any Note when due and payable on the maturity date, upon any required repurchase, upon declaration of acceleration or otherwise;

(3)	the Company fails to comply with its obligation to convert the Notes in accordance with the Indenture upon exercise of a Holder’s conversion right, and such failure continues for a period of two business days;

(4)	the Company fails to comply with its notice obligations in connection with a Fundamental Change, specified corporate events or a Make-Whole Fundamental Change as provided in the Indenture;

(5)	the Company fails to comply with its obligations under the Indenture with respect to consolidation, merger or sale of assets of the Company;

(6)	the Company fails for 60 calendar days after written notice from the Trustee or the holders of at least 25% in principal amount of the Notes then outstanding has been received by the Company to comply with any of its other agreements contained in the Notes or the Indenture;

(7)	default by the Company or any of the Company’s “Significant Subsidiaries” (as defined in the Indenture) with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $5,000,000 (or the foreign currency equivalent thereof) in the aggregate of the Company and/or any such Significant Subsidiary, and such default:

a.	results in such indebtedness becoming or being declared due and payable; or

b.	constitutes a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration or acceleration as a result of an event of default or otherwise;

if such default is not cured or waived, or such acceleration is not rescinded, within 30 calendar days after written notice to the Company by the Trustee or to the Company and the Trustee by holders of at least 25% in aggregate principal amount of the Notes then outstanding;

(8)	a final judgment or judgments for the payment of $5,000,000 (or the foreign currency equivalent thereof) or more (excluding any amounts covered by insurance) in the aggregate rendered against the Company and/or or any Significant Subsidiary, which judgment is not discharged or stayed within 60 calendar days after (i) the date on which the right to appeal has expired if no such appeal has commenced or (ii) the date on which all rights to appeal have been extinguished; or

(9)	certain events of bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary occur.

If specified bankruptcy and insolvency-related events of default described in clause (9) above and further specified in the Indenture with respect to the Company occur, the principal of, and accrued and unpaid interest on, all of the then-outstanding Notes shall automatically become due and payable. If an event of default other than these bankruptcy and insolvency-related events of default with respect to the Company occurs and is continuing, the Trustee by notice to the Company or the holders of 25% or more of aggregate principal amount of the Notes then outstanding by notice to the Company and the Trustee, may declare the principal of, and accrued and unpaid interest on, all of the then-outstanding Notes to be due and payable. Notwithstanding the foregoing, the Indenture provides that, to the extent the Company elects, the sole remedy for an event of default relating to certain failures by the Company to comply with certain reporting covenants in the Indenture will, for the first 270 days after such event of default, consist exclusively of the right to receive additional interest on the Notes.

The foregoing descriptions of the Indenture and the Notes do not purport to be complete and are qualified in their entirety by reference to the Indenture and the form of Note, which are filed as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The terms and conditions of the Notes and the Indenture described in Item 1.01 of this report are incorporated herein by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of our current report on Form 8-K filed on August 13, 2014 and the information set forth in Item 1.01 of this report is incorporated by reference into this Item 3.02.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

4.1	Indenture (including the form of Notes) dated August 18, 2014, between EnerNOC, Inc. and Wells Fargo Bank, National Association

4.2	Form of 2.25% Convertible Senior Note due 2019 (included in Exhibit 4.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERNOC, INC.

Date: August 18, 2014	By:	/s/ Neil Moses
	Name: Title:	Neil Moses Chief Financial Officer (Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture (including the form of Notes) dated August 18, 2014 between EnerNOC, Inc. and Wells Fargo Bank, National Association

4.2	Form of 2.25% Convertible Senior Note due 2019 (included in Exhibit 4.1)